Exhibit 99.1
CONTACT INFORMATION
Investor Relations

Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Marylou McNally
Phone:	312-819-7233
Email:	marylou.mcnally@hill-rom.com
HILL-ROM REPORTS 77 PERCENT GROWTH IN
FIRST QUARTER EARNINGS PER SHARE
•	Revenue of $374 million grew 5 percent versus prior year
•	Diluted earnings per share were $0.55 compared to $0.31 in the prior year, an increase of 77 percent
•	Operating margin increased 360 basis points to 13.3 percent
•	Fiscal year 2011 financial guidance increased: Constant currency revenue is now expected to grow 5 to 7 percent and earnings are expected to be $2.18 to $2.26 per diluted share
BATESVILLE, Ind., January 26, 2011 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced strong financial results for its fiscal first quarter ended December 31, 2010 and updated its outlook for 2011. Net income increased 78 percent to $35 million compared to $20 million in the first quarter of the prior year. Earnings per diluted share increased 77 percent in the same period, to $0.55 from $0.31. The improved financial performance was primarily the result of increased revenue, gross margin expansion, lower selling and administrative expenses, and a lower tax rate.
Hill-Rom’s quarterly revenue of $374 million increased 5 percent on a reported basis compared to last year and increased 6 percent on a constant currency basis. In addition, domestic revenue increased 4 percent to $255 million, while international revenue increased 8 percent to $119 million in the same period. Excluding the impact of foreign currency, Hill-Rom’s international revenue increased 11 percent.
Management Comments
“We are pleased to report a solid first quarter, reflecting continuing improvement in the Company’s performance,” stated John J. Greisch, President and CEO of Hill-Rom. “Our focus on operational improvement, expanding margins and increasing revenue continues to yield results as we successfully execute our plan. Despite some challenges, we are confident that we are well positioned for the rest of the year.”
First quarter revenue highlights include:
•	North America Acute Care. North America Acute Care revenue grew 6 percent to $218 million. Capital sales increased 12 percent due primarily to higher sales of patient support systems, which grew 22 percent. Rental revenue declined 7 percent.
•	International. International revenue increased 7 percent to $104 million. On a constant currency basis, revenue increased 11 percent, due to strong performance in the Middle East, Latin America and Asia.
•	North America Post-Acute Care. North America Post-Acute Care revenue declined 1 percent to $52 million. Capital sales declined 3 percent while rental revenue was the same as the prior year. Respiratory and Home Care gains were more than offset by declines in the Extended Care business.

First Quarter Financial and Operational Highlights
•	Operating margin increased 360 basis points to 13.3 percent, compared to 9.7 percent in the first quarter of last year.
•	Operating cash flow was $24 million, compared to $22 million in the first quarter of the prior year, as the impact of stronger earnings was partially offset by increases in working capital.
•	During the quarter the Company completed the acquisition of the minority interest in the previously established Encompass joint venture, enhancing our position in the surface replacement segment.
•	Diluted earnings per share reflect the favorable impact of a lower tax rate, due in part to the reinstatement of the R&D tax credit retroactively to January 1, 2010 and increased earnings in lower tax rate jurisdictions.
Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and segment sales summaries.
For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, which will be filed later this week.
Financial Guidance Summary for 2011
The Company increased 2011 financial guidance as follows. Hill-Rom now expects constant currency revenue growth of between 5 and 7 percent, compared to the Company’s previous guidance of 4 to 6 percent. The Company is increasing earnings guidance to $2.18 to $2.26 per diluted share, compared to the Company’s previous guidance of $2.05 to $2.15. Cash flow from operations for the full year is expected to be $225 to $235 million, compared to the prior range of $220 to $230 million.
Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors. These measures exclude strategic developments, special charges and the impact of significant litigation. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning. Information to access the webcast is provided below.
Conference Call Replay and Webcast
The Company will sponsor a conference call and webcast for the investing public at 8:00 a.m. EST, on Thursday, January 27, 2011. The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=91099 and will be archived on the Company’s website for those who are unable to listen live. A replay of the call is also available through February 3, 2011 at 800-642-1687 (706-645-9291 International). Code 36454829 is needed to access the replay.

ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, impacts of healthcare reform, compliance with federal healthcare programs, collections of accounts receivable, compliance with FDA regulations, antitrust and other litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, adverse consequences resulting from the spin-off of the funeral services business, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.
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Hill-Rom Holdings, Inc.
Condensed Consolidated Statement of Income
(Dollars in millions except share and per share data)

	Quarterly Period Ended
	December 31,	December 31,
	2010	2009
Net revenues
Capital sales	$256.7	$231.6
Rental revenues	117.5	123.7

Total revenues	374.2	355.3
Cost of revenues
Cost of goods sold	139.6	130.5
Rental expenses	50.1	54.0

Total cost of revenues	189.7	184.5
Gross profit
Capital	117.1	101.1
Rental	67.4	69.7

Total gross profit	184.5	170.8
As a percentage of sales	49.3%	48.1%

Research and development expenses	14.8	14.9
Selling and administrative expenses	120.0	121.6

Operating profit	49.7	34.3

Other income/(expense), net	(2.1)	(1.6)

Income tax expense	12.2	12.8

Net income	35.4	19.9
Less: Net income attributable to noncontrolling interest	0.2	0.1

Net income attributable to common shareholders	$35.2	$19.8

Diluted earnings per share:
Earnings per share	$0.55	$0.31

Average common shares outstanding — diluted (thousands)	64,244	63,205

Dividends per common share	$0.1025	$0.1025

Non-GAAP Financial Disclosures and Reconciliations
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hill-Rom Holdings, Inc.
Revenues — Constant Currency
(Dollars in millions)

	Quarterly Period Ended
	December 31,	Y/Y Foreign	December 31	December 31,	Adj/Actual
	2010 - Actual	Exchange	2010 - Adjusted	2009 - Actual	% Change

Capital sales	$256.7	$(2.7)	$259.4	$231.6	12.0%
Rental revenues	117.5	(0.8)	118.3	123.7	-4.4%

Total	$374.2	$(3.5)	$377.7	$355.3	6.3%

Acute Care	$218.1	$0.5	$217.6	$205.6	5.8%
Post-Acute Care	52.3	—	52.3	52.6	-0.6%
International	103.8	(4.0)	107.8	97.1	11.0%

Total	$374.2	$(3.5)	$377.7	$355.3	6.3%

Hill-Rom Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 31,	September 30,
	2010	2010
Assets
Current Assets
Cash and cash equivalents	$182.4	$184.5
Trade accounts receivable, net of allowances	352.1	353.1
Inventories	112.9	108.5
Other current assets	83.2	93.1

Total current assets	730.6	739.2

Property, plant and equipment, net	233.9	243.7
Goodwill	81.1	81.1
Other assets	178.0	181.6

Total Assets	$1,223.6	$1,245.6

Liabilities
Current Liabilities
Trade accounts payable	$67.9	$80.6
Short-term borrowings	108.3	53.1
Other current liabilities	126.8	155.0

Total current liabilities	303.0	288.7

Long-term debt	50.0	98.5
Other long-term liabilities	141.8	142.6

Total Liabilities	494.8	529.8

Noncontrolling interest	—	8.3

Shareholders’ Equity	728.8	707.5

Total Liabilities, Noncontrolling Interest and Shareholders’ Equity	$1,223.6	$1,245.6

Hill-Rom Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Quarterly Period Ended
	December 31,	December 31,
	2010	2009
Operating Activities
Net income	$35.4	$19.9
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	25.4	24.4
Provision for deferred income taxes	(1.6)	(5.4)
Loss on disposal of property, equipment leased to others, intangible assets and impairments	(0.1)	0.8
Stock compensation	2.6	3.6
Excess tax benefits from employee stock plans	(3.6)	—
Change in working capital excluding cash, current investments, current debt, acquisitions and dispositions:
Trade accounts receivable	1.7	4.2
Inventories	(4.3)	(2.2)
Other current assets	11.3	(4.4)
Trade accounts payable	(12.8)	(11.4)
Accrued expenses and other liabilities	(31.0)	(7.4)
Other, net	0.5	(0.5)

Net cash provided by operating activities	23.5	21.6

Investing Activities
Capital expenditures and purchase of intangibles	(12.5)	(11.6)
Proceeds on sales of property and equipment leased to others	2.1	0.1
Acquisitions of businesses, net of cash acquired	—	(7.1)
Proceeds on investment sales/maturities	0.2	0.5

Net cash used in investing activities	(10.2)	(18.1)

Financing Activities
Change in short-term debt	7.0	1.6
Payment on revolver	—	(45.0)
Purchase of noncontrolling interest	(10.6)	—
Payment of cash dividends	(6.5)	(6.4)
Proceeds on exercise of options	19.1	0.2
Proceeds from stock issuance	0.8	0.7
Excess tax benefits from employee stock plans	3.6	—
Treasury stock acquired	(28.8)	(0.8)

Net cash used in financing activities	(15.4)	(49.7)

Effect of exchange rate changes on cash	—	(0.6)

Total Cash Flows	(2.1)	(46.8)

Cash and Cash Equivalents:
At beginning of period	184.5	170.6

At end of period	$182.4	$123.8